Avalon Pharmaceuticals Reports First Quarter 2007 Results

Germantown, Md., May 9, 2007 — Avalon Pharmaceuticals, Inc. (Nasdaq: AVRX) today announced financial and operational results for the fiscal quarter ended March 31, 2007. For the three months ended March 31, 2007, total revenues were $0.7 million and net loss was $5.3 million. As of March 31, 2007, cash, cash equivalents and marketable securities totaled $24.6 million.

“Avalon is off to a good start in 2007 as demonstrated by the status of our AVN944 program, which is progressing well through the Phase I trial,” stated Kenneth C. Carter, Ph.D., President and CEO of Avalon. “Preparations are well underway for Phase II trials of AVN944 in both hematological cancers and solid tumors. Our recently announced collaboration with Merck this quarter is a very significant event for our company. We also continue to build a pipeline of first-in-class drugs for Avalon and our growing list of partners.”

AVN944:

•	Data from the ongoing Phase I study of AVN944 show that AVN944 demonstrates a good safety profile, has dose-dependent pharmacokinetics, induces biomarkers of programmed cell death in cancer cells from patients and has clear biologic activity in a subset of the patients that have been treated thus far. For the lymphoma and myeloma arm, patients are currently being treated with 150 mg twice daily. For the leukemia arm of the study, patients are currently being treated with 200 mg twice daily. To date, 37 patients have completed a total of 83 28-day cycles of treatment. Correlation of biomarkers and clinical activity suggest that gene expression patterns in patients’ malignant cells may predict those patients most likely to benefit from AVN944 treatment.

•	The Company gave two poster presentations regarding AVN944 at the recent American Association for Cancer Research Annual Meeting held April 14-18, 2007, in Los Angeles. The first presentation described the potent antiproliferative activity of AVN944 in human endothelial cells (HUVEC), and showed that the compound prevents blood vessel formation in a mouse model. “Results of this study provide new insight into the mechanism of action of AVN944,” stated Zoë Weaver, Ph.D., staff scientist at Avalon and lead investigator in the study. “The suppression of blood vessel growth, without any adverse effects to the mice, gives us a strong rationale to include solid tumors, especially those that may be more sensitive to agents that inhibit tumor angiogenesis, in our Phase II.”

•	The second study described the generation of biomarkers that may have utility in identifying patients most likely to benefit from AVN944 therapy. “Our biomarker-driven approach to drug development allows us the opportunity to enrich our clinical trials with patient populations more sensitive to AVN944 therapy,” stated Jeffrey Strovel, Ph.D., senior scientist at Avalon and lead investigator in the study. “We can now validate these gene signatures for utility in patient stratification in our upcoming Phase II trials, as well as for their use as prognostic signatures. If this approach works, it could significantly accelerate the development of AVN944 and enhance its utility as a marketed product.”

Partnership with Merck:

•	In March 2007, Avalon entered into a drug discovery, development and commercialization agreement with Merck & Co., Inc., to identify and develop inhibitors against a selected target in the area of oncology. Avalon will use its AvalonRx® platform to screen a select set of compounds from Merck’s proprietary compound library and identify hits against this target that is generally regarded as “intractable” based on the difficulty in identifying inhibitors. Avalon will select compound families and optimize these compounds to a preclinical candidate selection stage. Merck will be responsible for the clinical development, regulatory approval and commercialization of any potential product candidates. Under the terms of the agreement Avalon may receive discovery, development, regulatory and commercial milestones payments exceeding $200 million as well as royalties on any potential future marketed products.

Existing Partnerships:

•	During the quarter, the Company began the screening phase of the Novartis collaboration which triggered a $500,000 payment to Avalon for research support. Data analysis of the results of the screen is now underway.

•	During the quarter, Avalon’s drug discovery collaboration with MedImmune completed the high throughput screening phase of the project, and now characterization of several compound series has advanced to a decision point by MedImmune on selection of compounds for lead optimization. Avalon did not recognize revenues from the collaboration with MedImmune pending that decision.

Internal Programs:

•	Avalon’s programs to identify inhibitors of the Beta-catenin pathway and to identify inhibitors of the Aurora pathway are currently in lead optimization activities. It is the company’s intent to select a preclinical candidate for one of these programs in 2007.

•	Significant progress is being made on the early stage drug discovery programs targeting the Survivin and Myc pathways. These programs target two pathways that are critically involved in cancer cell survival and have been recognized as conventionally intractable.

New Chief Financial Officer

•	The Company recently announced that C. Eric Winzer, 50, will become the company’s new Chief Financial Officer effective July 2, 2007. Mr. Winzer will succeed Gary Lessing, who has chosen to leave the company to pursue entrepreneurial opportunities. Mr. Winzer was most recently with Invitrogen Corporation (Nasdaq: IVGN), a provider of life science technologies for disease research and drug discovery, from 2000 to 2006, where he served as Senior VP and Chief Financial Officer, Executive Sponsor for Invitrogen’s ERP implementation and VP, Finance.

Stockholder Rights Plan

•	The Avalon Board of Directors approved the adoption of a Stockholder Rights Plan. The Rights Plan is designed to deter coercive takeover tactics and to prevent an acquirer from gaining control of the company without offering a fair and adequate price and terms to all of the company’s stockholders. A full description of the Rights Plan is contained in our publicly available filings with the Securities and Exchange Commission.

Equity Financing:

•	In January 2007, Avalon closed a $10 million private placement to institutional investors. A total of 3 million shares of Avalon’s common stock were issued in the private placement at a price per share of $3.34.

Financial Highlights:

•	Total revenues increased to $0.7 million for the three months ended March 31, 2007, compared to $0.5 million for the three months ended March 31, 2006. All revenues during the quarter were related to our collaboration with Novartis.

•	Operating expenses. Total costs and expenses from operations increased to $6.3 million for the three months ended March 31, 2007, compared to $5.4 million for the three months ended March 31, 2006.

•	Net loss was $5.3 million for the first quarter of 2007, compared to a net loss of $4.6 million in the first quarter of 2006.

•	Net loss per share applicable to common stockholders during the first quarter of 2007 was $0.43 compared to a loss of $0.51 in the comparable quarter of last year.

As of March 31, 2007, cash, cash equivalents and marketable securities totaled $24.6 million. Of this amount, $5.5 million was held in a restricted account to serve as collateral for our long-term debt.

CONFERENCE CALL & WEBCAST INFORMATION

Avalon Pharmaceuticals’ senior management will host a conference call on Thursday, May 10, 2007 at 8:00 a.m. Eastern Daylight Savings Time, to discuss the quarterly results. Live audio of the conference call will be available to investors, members of the news media and the general public by dialing (866) 202-3109 (in the U.S.) and (617) 213-8844 (internationally), and providing the participant pass code, 34650950. To access the call by live webcast, please visit the Investor Relations section of our website at http://www.Avalonrx.com. An archived version of the webcast will also be available through June 30, 2007 on Avalon’s website.

About Avalon Pharmaceuticals
Avalon Pharmaceuticals is a biopharmaceutical company focused on the discovery and development of potential first-in-class cancer therapeutics. Avalon has a lead product in Phase I clinical development (AVN944), preclinical programs to develop inhibitors for the Beta-catenin and Aurora pathways, discovery programs for Survivin and Myc pathway inhibitors, and value generating partnerships with Merck, MedImmune, Medarex, and Novartis. By utilizing AvalonRx®, our platform technology based upon the proprietary use of large-scale gene expression, we are uniquely positioned to develop therapeutics focused on pathways that have historically been characterized as “undruggable”.  Avalon was established in 1999 and is headquartered in Germantown, Md.

Forward Looking Statements
This announcement contains, in addition to historical information, certain forward-looking statements that involve risks and uncertainties, in particular, related to progress in our drug discovery programs and our collaborations, and clinical progress in the development of AVN944. Such statements reflect the current views of Avalon management and are based on certain assumptions. Actual results could differ materially from those currently anticipated as a result of a number of factors, risks and uncertainties including the risk that the discovery programs and collaborations may not be successful and that AVN944 will not progress successfully in its clinical trials, and other risks described in our SEC filings. There can be no assurance that our development efforts will succeed, that AVN944 will receive required regulatory clearance or, even if such regulatory clearance is received, that any subsequent products will ultimately achieve commercial success. The information in this Release should be read in conjunction with the Risk Factors set forth in our 2006 Annual Report on Form 10-K and updates contained in subsequent filings we make with the SEC.

AVALON PHARMACEUTICALS, INC.
STATEMENTS OF OPERATIONS
( in thousands except for per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2007	2006
Revenues	$731	$539
Costs and expenses:
Research and development	4,111	3,149
General and administrative	2,228	2,253
Total costs and expenses	6,339	5,402

Loss from operations	(5,608)	(4,863)
Total other income	263	305

Net Loss	$(5,345)	$(4,558)
Net loss per share — basic and diluted	$(0.43)	$(0.51)

Weighted average number of
shares — basic and diluted	12,410,483	9,009,437

AVALON PHARMACEUTICALS, INC.
BALANCE SHEETS
(in thousands)

	March 31	December 31,
	2007	2006
	(Unaudited)
ASSETS
Cash, cash equivalents and marketable securities	$19,095	$14,910
Restricted cash and securities	5,520	5,520
Property and equipment, net	8,641	8,923
Other assets, net	1,721	2,038
Total assets	$34,977	$31,391
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	4,356	$5,641
Long-term liabilities	7,863	7,876
Total stockholders’ equity	22,758	17,874
Total liabilities and stockholders’ equity	$34,977	$31,391

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